EX-10.59.11

LOAN AGREEMENT

for a loan in the amount of

$4,087,500

MADE BY AND BETWEEN

EMERIKEYT FAIRWAYS OF AUGUSTA LLC,

a Delaware limited liability company

as Borrower

and

KEYBANK NATIONAL ASSOCIATION,

a national banking association

as Lender

Key Healthcare Finance

WA 31-13-2313
1301 Fifth Avenue, 23rd Floor
Seattle, WA 98101

Dated as of April 25, 2008

	TABLE OF CONTENTS
Article 1.	INCORPORATION OF RECITALS AND EXHIBITS	1
1.1	Incorporation of Recitals.	1
1.2	Incorporation of Exhibits.	1
Article 2.	DEFINITIONS	1
2.1	Defined Terms.	1
2.2	Other Definitional Provisions.	9
Article 3.	BORROWER'S REPRESENTATIONS AND WARRANTIES	9
3.1	Representations and Warranties.	9
3.2	Survival of Representations and Warranties.	12
Article 4.	LOAN AND LOAN DOCUMENTS	12
4.1	Agreement to Borrow and Lend.	12
4.2	Loan Documents.	13
4.3	Term of the Loan; Extension Terms.	13
4.4	Payments.	14
4.5	Prepayments.	14
4.6	Late Charge.	14
Article 5.	INTEREST	15
5.1	Interest Rate.	15
5.2	Interest Rate Agreements.	15
Article 6.	COSTS OF MAINTAINING LOAN	16
6.1	Increased Costs and Capital Adequacy.	16
6.2	Borrower Withholding.	17
Article 7.	LOAN EXPENSE AND ADVANCES	17
7.1	Loan and Administration Expenses.	17
7.2	Loan Origination Fee.	18
7.3	Lender's Attorney Fees and Disbursements.	18
7.4	Time of Payment of Fees and Expenses.	18
7.5	Expenses and Advances Secured by Loan Documents.	18
7.6	Right of Lender to Make Advances to Cure Borrower's Defaults.	18
Article 8.	CONDITIONS TO CLOSING AND DISBURSEMENT OF THE LOAN	19
8.1	Conditions to Closing.	19
8.2	Disbursements of Interest and Working Capital Reserve.	21
Article 9.	OTHER COVENANTS	22
9.1	Balancing Obligation.	22
9.2	Mechanics' Liens and Contest Thereof.	23
9.3	Renewal of Insurance.	23
9.4	Payment of Taxes.	23
9.5	Tax and Insurance Escrow Accounts.	23

i

9.6	Personal Property.	24
9.7	Leasing Restrictions.	24
9.8	Defaults Under Leases.	24
9.9	Condition of Property.	24
9.1	Inventory and Equipment.	24
9.11	Lender's Attorneys' Fees for Enforcement of Agreement.	24
9.12	Appraisals.	25
9.13	Financial Information.	25
9.14	Lost Note.	26
9.15	Indemnification.	26
9.16	No Additional Debt.	26
9.17	Compliance With Laws.	26
9.18	Organizational Documents.	26
9.19	Management Contracts.	27
9.2	Furnishing Notices.	27
9.21	Authorized Representative.	27
9.22	Financial Covenants.	27
9.23	Single Purpose Entity Provisions.	28
9.24	Right of First Refusal.	30
Article 10.	CASUALTIES AND CONDEMNATION	30
10.1	Lender's Election to Apply Proceeds on Indebtedness.	30
10.2	Borrower's Obligation to Rebuild and Use of Proceeds Therefor.	31
Article 11.	ASSIGNMENTS BY LENDER AND BORROWER	31
11.1	Assignments and Participations.	31
11.2	Prohibition of Assignments and Transfers by Borrower.	31
11.3	Prohibition of Transfers in Violation of ERISA.	32
11.4	Successors and Assigns.	32
Article 12.	DEFAULT	32
12.1	Events of Default.	32
12.2	Remedies Conferred Upon Lender.	34
Article 13.	GENERAL PROVISIONS	35
13.1	Time is of the Essence.	35
13.2	Captions.	35
13.3	Modification; Waiver.	35
13.4	Governing Law.	35
13.5	Acquiescence Not to Constitute Waiver of Lender's Requirements.	35
13.6	Disclaimer.	36
13.7	Partial Invalidity; Severability.	36
13.8	Definitions Include Amendments.	36
13.9	Execution in Counterparts.	36
13.1	Entire Agreement.	36
13.11	Waiver of Damages.	36
13.12	Claims Against Lender.	37
13.13	Jurisdiction.	37

ii

13.14	Set-Offs.	37
13.15	Notices.	38
13.16	Waiver of Jury Trial.	38
13.17	Statutory Notice.	38

 LIST OF EXHIBITS TO LOAN AGREEMENT

Exhibit A                                Legal Description of Land
Exhibit B                                Survey Requirements
Exhibit C                                Insurance Requirements
Exhibit D                                Compliance Certificate

iii

LOAN AGREEMENT

“Fairways of Augusta”

THIS LOAN AGREEMENT (“Agreement”) dated as of April 25, 2008, is made by and between EMERIKEYT FAIRWAYS OF AUGUSTA LLC, a Delaware limited liability company (“Borrower”) and KEYBANK NATIONAL ASSOCIATION, a national banking association, its successors and assigns (“Lender”).

Recitals

A.           Borrower is the owner of 50-unit assisted living and Alzheimer’s care facility, including all furniture, fixtures and equipment (the “Facility”) on real property located at 1611 Fairway Drive, Augusta, Kansas, and legally described in Exhibit A attached (together with the Facility, the “Property”).

B.           Borrower has applied to Lender for a loan in the amount of FOUR MILLION, EIGHTY SEVEN THOUSAND, FIVE HUNDRED and NO/100 DOLLARS ($4,087,500.00) (the “Loan”) the proceeds of which are to be used to refinance existing debt on the Property and to finance interest and working capital expenses to be incurred by Borrower with respect to the Facility.  Lender is willing to make the Loan to Borrower on the terms and conditions set out in this Agreement.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1.
INCORPORATION OF RECITALS AND EXHIBITS

1.1 Incorporation of Recitals.

The foregoing preambles and all other recitals in this Agreement are made a part of this Agreement by this reference.

1.2 Incorporation of Exhibits.

The Exhibits to this Agreement are incorporated in this Agreement and expressly made a part hereof by this reference.

ARTICLE 2.
DEFINITIONS

2.1 Defined Terms.

The following terms as used herein shall have the following meanings:

Adjusted LIBOR Rate:  The LIBOR Rate plus the applicable LIBOR Margin, adjusting on the first day of each calendar month throughout the initial term and any Extension Term of the Loan.

Adjusted Prime Rate:  A rate per annum equal to the sum of (a) the Prime Rate Margin and (b) the greater of (i) the Prime Rate or (ii) one percent (1%) in excess of the Federal Funds Effective Rate.  Any change in the Adjusted Prime Rate shall be effective immediately from and after such change in the Adjusted Prime Rate.

Affiliate:  With respect to a specified person or entity, any individual, partnership, corporation, limited liability company, trust, unincorporated organization, association or other entity which, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such person or entity, including, without limitation, any general or limited partnership in which such person or entity is a partner.

Agreement:  This Loan Agreement.

Applicable Rate:  The Adjusted LIBOR Rate unless the Default Rate is then applicable or the provisions of Section 5.1 below are then applicable.

Appraisal.  An MAI certified appraisal of the Property performed in accordance with FIRREA and Lender’s appraisal requirements by an appraiser selected and retained by Lender.

Assignment of Rents:  The Assignment of Rents and Leases made by Borrower in favor of Lender assigning all leases, subleases and other agreements relating to the use and occupancy of all or any portion of the Property, and all present and future leases, rents, issues and profits therefrom.

Authorized Representative:  As such term is defined in Section 9.21.

Bankruptcy Code:  Title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect, or any successor thereto or any other present or future bankruptcy or insolvency statute.

Broadmoor Borrower: As defined in Section 12.1(n).

Broadmoor Deed of Trust: As defined in Section 12.1(n).

Broadmoor Loan: As defined in Section 12.1(n).

Broadmoor Loan Documents: As defined in Section 12.1(n).

Broadmoor Property: As defined in Section 12.1(n).

Business Day:  A day of the year on which banks are not required or authorized to close in Seattle, Washington or Cleveland, Ohio.

Capital Improvements Funds:  As such term is defined in Section 8.3.

Control:  As such term is used with respect to any person or entity, including the correlative meanings of the terms “controlled by” and “under common control with”, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise.

Debt Service:  (a) For each fiscal quarter of Borrower, commencing at the Loan Closing and continuing through the initial Maturity Date, the amount of interest payable on the Loan during such fiscal quarter, calculated at the greater of (i) the Applicable Rate, or (ii) an assumed rate of six and one quarter percent (6.25%) per annum, and (b) for each fiscal quarter during the Extension Term, the total payments of principal and interest required on the Loan during such fiscal quarter, with interest calculated at the greater of (i) the Applicable Rate, or (ii) an assumed rate of six and one quarter percent (6.25%) per annum and an amortization period of 25 years.

Debt Service Coverage Ratio A:  The ratio as of each Covenant Test Date of (a) the Net Operating Income of the Property during the preceding fiscal quarter, to (b) the Debt Service during such preceding fiscal quarter.

Debt Service Coverage Ratio B:  For the applicable period, the ratio of (a) the Net Operating Income of the Property during such period, to (b) payments of principal and interest on the stated principal amount of the Loan ($4,087,500) during such period at an assumed interest rate of seven and one half percent (7.5%) and an amortization period of 25 years.

Debt Service Coverage Ratio C:  For the applicable period, the ratio of (a) the Net Operating Income of the Property during such period, to (b) payments of principal and interest on the stated principal amount of the Loan ($4,087,500) during such period at calculated at the greater of (i) the Applicable Rate, or (ii) an assumed rate of six and one quarter percent (6.25%) per annum and an amortization period of 25 years.

Default:  Any event, circumstance or condition which, if it were to continue uncured, would, with notice or lapse of time or both, constitute an Event of Default hereunder.

Default Rate:  A rate per annum equal to three percent (3%) in excess of the Adjusted LIBOR Rate, but shall not at any time exceed the highest rate permitted by law.

Environmental Indemnity:  The Environmental and Hazardous Substances Indemnity Agreement from Borrower and Guarantor, indemnifying Lender with regard to all matters related to Hazardous Material and other matters.

Environmental Laws:  All federal, state and local statutes, ordinances, rules, regulations, and other laws relating to environmental protection, contamination or cleanup.

Environmental Proceedings:  Any environmental proceedings, whether civil (including actions by private parties), criminal, or administrative proceedings, relating to the Property.

Environmental Report:  An environmental report prepared at Borrower’s expense by a qualified environmental consultant approved by Lender and addressed to Lender (or subject to separate letter agreement permitting Lender to rely on such environmental report).

ERISA:  The Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder from time to time.

Event of Default:  As such term is defined in Section 12.1.

Extension Option:  As defined in Section 4.3.

Extension Term:  As defined in Section 4.3.

Facility:  As defined in Recital A.

Federal Funds Effective Rate:  Shall mean, for any day, the rate per annum, rounded upward to the nearest on one-hundredth of one percent (1/100 of 1%), announced by the Federal Reserve Bank of Cleveland on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate.”

FIRREA:  The Financial Institutions Reform, Recovery And Enforcement Act of 1989, as amended from time to time.

Governmental Authority:  Any federal, state, county or municipal government, or political subdivision thereof, any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality, or public body, or any court, administrative tribunal, or public utility.

Gross Revenues:  For any period, all revenues of Borrower, determined on a cash basis, derived from the ownership, operation, use, leasing and occupancy of the Property during such period; provided, however, that in no event shall Gross Revenues include (i) any loan proceeds, (ii) proceeds or payments under insurance policies (except proceeds of business interruption insurance); (iii) condemnation proceeds; (iv) any security deposits received from Residents or tenants of the Property, unless and until the same are applied to rent or other obligations in accordance with the Residency Agreement or Lease; or (v) any other extraordinary items, in Lender’s reasonable discretion.

Guarantor:  Emeritus Corporation, a Washington corporation.

Hazardous Material:  Means and includes gasoline, petroleum, asbestos containing materials, explosives, radioactive materials or any hazardous or toxic material, substance or waste which is defined by those or similar terms or is regulated as such under any Law of any Governmental Authority having jurisdiction over the Property or any portion thereof or its use, including: (i) any “hazardous substance” defined as such in (or for purposes of) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.A. § 9601(14) as may be amended from time to time, or any so-called “superfund” or “superlien” Law, including the judicial interpretation thereof; (ii) any “pollutant or contaminant” as defined in 42 U.S.C.A. § 9601(33); (iii) any material now defined as “hazardous waste” pursuant to 40 C.F.R. Part 260; (iv) any petroleum, including crude oil or any fraction thereof; (v) natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel; (vi) any “hazardous chemical” as defined pursuant to 29 C.F.R. Part 1910; and  (vii) any other toxic substance or contaminant that is subject to any other Law or other past or present requirement of any Governmental Authority.  Any reference above to a Law, includes the same as it may be amended from time to time, including the judicial interpretation thereof.

Including or including:  Including but not limited to.

Indemnified Party:  As such term is defined in Section 9.15.

Interest and Working Capital Reserve:  $435,000 of the proceeds of the Loan to be disbursed on the terms and conditions set out in Section 8.2 below.

Interest Rate Agreement:  As such term is defined in Section 5.2.

Interest Rate Protection Product:  As such term is defined in Section 5.2.

Internal Revenue Code:  The Internal Revenue Code of 1986, as amended from time to time.

Late Charge:  As defined in Section 4.6.

Laws:  Collectively, all federal, state and local laws, statutes, codes, ordinances, orders, rules and regulations, including judicial opinions or precedential authority in the applicable jurisdiction.

Leases:  The collective reference to all leases, subleases, residency agreements and occupancy agreements affecting the Property or any part thereof now existing or hereafter executed and all amendments, modifications or supplements thereto.

Lender:  As defined in the opening paragraph of this Agreement, and including any successor holder of the Loan from time to time.

Lender’s Environmental Consultant:  An environmental consultant designated by Lender in Lender’s sole discretion.

LIBOR Business Day:  A Business Day on which dealings in U.S. dollars are carried on in the London Interbank Market.

LIBOR Margin:  Two and one-quarter percent (2.25%) per annum, reducing to two percent (2%) per annum on the first day of the calendar month after the Debt Service Coverage Ratio C  (calculated for the preceding fiscal quarter) is at least 1.45 to 1.00; provided, however, that no rate reduction shall occur if there is then any Default or Event of Default.

LIBOR Rate: The rate per annum which Lender determines with reference to the rate as shown in Dow Jones Markets (formerly Telerate) (Page 3750) at which one month deposits in United States dollars in an amount comparable to the principal balance outstanding on the Loan are offered by prime banks in the London Interbank Eurodollar Market two LIBOR Business Days prior to the last day of each calendar month.

Loan:  As defined in Recital B.

Loan Amount:  The maximum amount of the Loan as set forth in Section 4.1, as reduced by principal payments made from time to time.

Loan Closing or Loan Closing Date:  The date the Mortgage is recorded and all conditions to the initial disbursement of the Loan have been satisfied.

Loan Documents:  The collective reference to this Agreement, the documents and instruments listed in Section 4.2, and all the other documents and instruments entered into from time to time, evidencing or securing the Loan or any obligation of payment thereof or performance of Borrower’s or Guarantor’s obligations in connection with the transaction contemplated hereunder and any Interest Rate Agreement, each as amended.  Notwithstanding any provision of this Agreement or any other Loan Document, none of the obligations of Borrower or Guarantor under the Environmental Indemnity or of Guarantor under the Payment Guaranty are secured by the Mortgage or any other collateral for the Loan.

Loan Closing or Loan Closing Date:  The date the Mortgage is recorded and all conditions to the initial disbursement of the Loan have been satisfied.

Master Lease: The lease of the Property from Borrower to Master Tenant and approved by Lender.

Master Tenant: Emeritus Properties XVI, Inc., a Nevada corporation.

Material Adverse Change or material adverse change:  If, in Lender’s reasonable discretion, the business prospects, operations or financial condition of a person, entity or property has changed in a manner which could impair the value of Lender’s security for the Loan, prevent timely repayment of the Loan or otherwise prevent the applicable person or entity from timely performing any of its material obligations under the Loan Documents.

Maturity Date:  May 1, 2011, or if extended for the Extension Term in accordance with Section 4.3, May 1, 2012.

Mortgage:  The Mortgage, Assignment of Rents, Security Agreement and Fixture Filing executed by Borrower as mortgagor to Lender as mortgagee, granting a first priority lien on Borrower’s fee interest in the Property, subject only to the Permitted Exceptions.

Net Operating Income:  The net income of the Facility during the applicable period (computed in accordance with generally accepted accounting principles), before taxes, depreciation, amortization of intangible assets and before interest expense and management fees, decreased by (i) an annual replacement reserve of $300.00 per apartment Unit in the Facility, and (ii) an allowance for management fees equal to 5% of the Gross Revenues of the Facility.

Note:  A Promissory Note in the Loan Amount, executed by Borrower and payable to the order of Lender, evidencing the Loan.

Obligations.  All obligations of Borrower under this Agreement and the other Loan Documents.

Operating Deficit:  For any calendar month, the amount by which the sum of (i) Operating Expenses and (ii) the monthly payment of principal and interest required on the Note exceeds the Gross Revenues.

Operating Expenses:  For any period, the actual costs and expenses of owning, operating, managing and maintaining the Property, determined on a cash basis (except for real and personal property taxes and insurance premiums, which shall be determined on an accrual basis) (including, an annual replacement reserve of $300 per apartment Unit, a five percent (5%) vacancy factor and a management fee equal to five percent (5%) of Gross Revenues), excepting, however, (i) interest or principal due on the Loan and (ii) capital expenditures.

Organizational Documents:  (a) For any limited liability company, a true copy of the articles of organization or certificate of formation of such limited liability company evidencing the creation of such limited liability company, the limited liability company agreement or operating agreement of such limited liability company with all amendments thereto, certified by the manager or such authorized person of such limited liability company as being true, correct and complete, together with a current certificate of existence and good standing of such limited liability company issued by the applicable authority for the state of organization; and if appropriate, a current certificate of qualification and good standing (or other similar instruments) from the appropriate authority of each state in which it must be qualified to do business, (b) for any limited partnership, a true copy of the certificate of limited partnership of such limited partnership evidencing the creation of such limited partnership, the limited partnership agreement of such limited partnership with all amendments thereto, certified by the general partner or such authorized person of such limited partnership as being true, correct and complete, together with a current certificate of existence and good standing of such limited partnership issued by the applicable authority for the state of organization; and if appropriate, a current certificate of qualification and good standing (or other similar instruments) from the appropriate authority of each state in which it must be qualified to do business, and (c) for any corporation, a true copy of the articles of incorporation of such corporation evidencing the creation of such corporation, together with all amendments thereto, the bylaws of such corporation with all amendments thereto, certified by a responsible officer of such corporation as being true, correct and complete, together with a current certificate of existence and good standing of such corporation issued by the applicable authority for the state of organization; and if appropriate, a current certificate of qualification and good standing (or other similar instruments) from the appropriate authority of each state in which it must be qualified to do business.

Payment Guaranty:  The Limited Payment Guaranty of even date herewith from Guarantor to Lender.

Permitted Exceptions:  Those matters listed on Schedule B of the Title Policy to which title to the Property is subject at the Loan Closing and thereafter such other title exceptions as Lender may approve in writing.

Permitted Transfer:  (a) Residency Agreements entered into in the ordinary course of business provided the same are in the form reasonably approved by Lender without material modification and are in compliance with Laws, (b) arms-length non-residential Leases entered into by Borrower in the ordinary course of business for premises in the Facility intended for non-residential use, (c) Transfers of publicly traded stock in Guarantor on a nationally recognized securities exchange, (d) Transfer of all or substantially all of the stock or assets of Guarantor in a merger or consolidation of Guarantor with another entity, and (e) Any Transfer of shares of common stock, limited partnership interests limited liability company membership interests or other beneficial or ownership interests or other forms of securities in Borrower or in any direct or indirect owner of membership interests in Borrower so long as Guarantor retains Control of Borrower and directly or indirectly owns more than 50% of the membership interests in Borrower.

Prime Rate:  That interest rate established from time to time by KeyBank National Association as its Prime Rate, whether or not such rate is publicly announced; the Prime Rate may not be the lowest interest rate charged by KeyBank National Association for commercial or other extensions of credit.

Prime Rate Margin:  One percent (1%) per annum.

Pro-Forma Projection:  A pro forma statement of projected income and expenses of the Property.

Property:  The collective reference to (i) the real property legally described on Exhibit A attached, together with the Facility and all buildings, structures and improvements located or to be located thereon, (ii) all rights, privileges, easements and hereditaments relating or appertaining thereto, and (iii) all personal property, fixtures and equipment required or beneficial for the operation thereof.

Reimbursement Contracts: All managed care agreements, and all third party reimbursement contracts or programs for the Facility which are now or hereafter in effect with respect to Residents qualifying for coverage under the same, including Medicare, Medicaid, any successor or similar reimbursement program and private insurance agreements.

Required Permits:  A certificate of occupancy for the Facility issued by the City of Augusta, Kansas, all licenses required under Law for use and occupancy of the Facility as an assisted living and Alzheimer care facility, and all other licenses, permits, certificates, approvals, authorizations and registrations required from any Governmental Authority in connection with the improvement, renovation, ownership, operation, use or occupancy of the Facility, including, without limitation, business licenses and food service licenses.

Resident:  Any person residing in the Facility.

Residency Agreements:  All agreements providing for residential occupancy of the Facility.

Security Agreement:  The Security Agreement of even date herewith from Borrower to Lender granting Lender a first lien on and security interest in all tangible and intangible personal property with respect to the Facility as security for the Obligations.

State:  The state in which the Property is located.

Title Insurer:  Chicago Title Insurance Company, or such other title insurance company licensed in the State as may be approved in writing by Lender.

Title Policy:  An ALTA Mortgagee’s Loan Title Insurance Policy with extended coverage issued by the Title Insurer and approved by Lender insuring the lien of the Mortgage as a valid first, prior and paramount lien upon the Property and all appurtenant easements, and subject to no other exceptions other than the Permitted Exceptions and containing such endorsements as Lender may require.

Transfer:  (a) Any sale, transfer, lease, conveyance, alienation, pledge, assignment, mortgage, encumbrance, hypothecation or other disposition of (i) all or any portion of the Property or any portion of any other security for the Loan, or (ii) all or any portion of Borrower’s right, title and interest (legal or equitable) in and to the Property or any portion of any other security for the Loan, (b) any issuance, sale, transfer, alienation, pledge, assignment, encumbrance, hypothecation or other disposition of (i) any membership interest in Borrower, or (ii) any ownership interest in any member of Borrower or in any entity which holds an interest in, or directly or indirectly controls any member of Borrower, or (c) any change in the identity of the manager or managing member of Borrower.

UCC-1 Financing Statement:  As defined in Section 4.2.

Unit:  Each apartment unit in the Facility.

2.2 Other Definitional Provisions.

All terms defined in this Agreement shall have the same meanings when used in the Note, Mortgage, any other Loan Documents, or any certificate or other document made or delivered pursuant hereto.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement.

ARTICLE 3.
BORROWER’S REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties.

To induce Lender to execute this Agreement and perform its obligations hereunder, Borrower hereby represents and warrants to Lender as follows, which representations and warranties shall be true on the date of each disbursement of Loan proceeds as if made on and as of such date, except as otherwise disclosed by Borrower to Lender in writing prior to the date of such disbursement:

(a) Borrower has good and marketable fee simple title to the Property subject only to the Permitted Exceptions.

(b) Except as previously disclosed to Lender in writing, no litigation or proceedings are pending, or to the best of Borrower’s knowledge threatened in writing, against Borrower or Guarantor, which could, if adversely determined, cause a Material Adverse Change with respect to Borrower, Guarantor or the Property.  There are no pending Environmental Proceedings and Borrower has no knowledge of any Environmental Proceedings threatened in writing or any facts or circumstances which may give rise to any future Environmental Proceedings.

(c) Borrower is a duly organized and validly existing limited liability company and has full power and authority to execute, deliver and perform all Loan Documents to which Borrower is a party, and such execution, delivery and performance have been duly authorized by all requisite action on the part of Borrower.

(d) Guarantor is a duly organized and validly existing corporation and has full power and authority to execute, deliver and perform all Loan Documents to which Guarantor is a party, and such execution, delivery and performance have been duly authorized by all requisite action on the part of Guarantor.

(e) Except to the extent the same have been obtained in writing and copies thereof provided to Lender prior to the Loan Closing Date, no consent, approval or authorization of or declaration, registration or filing with any Governmental Authority or nongovernmental person or entity, including any creditor or partner of Borrower or Guarantor, is required in connection with the execution, delivery and performance of this Agreement or any of the Loan Documents other than the recordation of the Mortgage and the Assignment of Rents and the filing of the UCC-1 Financing Statements, except for such consents, approvals or authorizations of or declarations or filings with any Governmental Authority or non-governmental person or entity where the failure to so obtain would not have an adverse effect on Borrower or Guarantor or which have been obtained as of any date on which this representation is made or remade.

(f) The execution, delivery and performance of this Agreement, the execution and payment of the Note and the granting of the Mortgage and other security interests under the other Loan Documents have not constituted and will not constitute, upon the giving of notice or lapse of time or both, a breach or default under any other agreement to which Borrower or Guarantor is a party or may be bound or affected, or a violation of any law or court order which may affect the Property, any part thereof, any interest therein, or the use thereof.

(g) There is no Default or Event of Default under this Agreement or the other Loan Documents.

(h) (i) No condemnation of any portion of the Property, (ii) no condemnation or relocation of any roadways abutting the Property, and (iii) no proceeding to deny access to the Property from any point or planned point of access to the Property, has commenced or, to the best of Borrower’s knowledge, is contemplated by any Governmental Authority.

(i) The Property and the use thereof does not violate (i) any Laws (including subdivision, zoning, building, environmental protection and wetland protection Laws), or (ii) any building permits, restrictions of record, or agreements affecting the Property or any part thereof.  Neither the zoning authorizations, approvals or variances nor any other right to use the Property is to any extent dependent upon or related to any real estate other than the Land.  Borrower has obtained or shall diligently pursue obtaining all Required Permits, and all Required Permits already issued are in full force and effect, true and correct copies of which have been provided to Lender. The Facility is duly licensed as an “assisted living residence” by the Kansas Department of Health and is in compliance with all applicable Laws and regulations.

(j) No brokerage fees or commissions are payable by or to any person in connection with this Agreement or the Loan to be disbursed hereunder.

(k) All financial statements and other information previously furnished by Borrower or Guarantor to Lender in connection with the Loan are true, complete and correct and fairly present the financial conditions of the subjects thereof as of the respective dates thereof and do not fail to state any material fact necessary to make such statements or information not misleading, and no Material Adverse Change with respect to Borrower or Guarantor has occurred since the respective dates of such statements and information.  Neither Borrower nor Guarantor has any material liability, contingent or otherwise, not disclosed in such financial statements.

(l) Except as disclosed by Borrower to Lender in writing, (i) the Property is in a clean, safe and healthful condition, and, except for materials used in the ordinary course of construction, maintenance and operation of the Property, is free of all Hazardous Material and is in compliance with all applicable Environmental Laws; (ii) neither Borrower nor, to the best knowledge of Borrower, any other person or entity, has ever caused or permitted any Hazardous Material to be placed, held, located or disposed of on, under, at or in a manner to affect the Property, or any part thereof, and the Property has never been used (whether by Borrower or, to the best knowledge of Borrower, by any other person or entity) for any activities involving, directly or indirectly, the use, generation, treatment, storage, transportation, or disposal of any Hazardous Material; (iii) neither the Property nor Borrower is subject to any existing, pending, or, to the best of Borrower’s knowledge, threatened investigation or inquiry by any Governmental Authority, and the Property is not subject to any remedial obligations under any applicable Environmental Laws; and (iv) there is no underground tank, vessel, or similar facility for the storage, containment or accumulation of Hazardous Materials of any sort on, under or affecting the Property.

(m) The Property is comprised of one or more parcels, each of which is taxed separately without regard to any other property and for all purposes the Property may be mortgaged, conveyed and otherwise dealt with as an independent parcel.

(n) Except for Residency Agreements which have been entered into in the ordinary course of operation of the Facility and disclosed to Lender in writing, Borrower has not entered into any Leases, subleases or other arrangements for occupancy of space within the Property.

(o) The Loan is not being made for the purpose of purchasing or carrying “margin stock” within the meaning of Regulation G, T, U or X issued by the Board of Governors of the Federal Reserve System, and Borrower agrees to execute all instruments necessary to comply with all the requirements of Regulation U of the Federal Reserve System.

(p) Borrower is not a party in interest to any plan defined or regulated under ERISA, and the assets of Borrower are not “plan assets” of any employee benefit plan covered by ERISA or Section 4975 of the Internal Revenue Code.

(q) Borrower is not a “foreign person” within the meaning of Section 1445 or 7701 of the Internal Revenue Code.

(r) Borrower uses no trade name other than its actual name set forth herein.  The principal place of business of Borrower is as stated in Section 13.15.

(s) Borrower’s place of formation or organization is the State of Delaware and Borrower is duly qualified to conduct business in the State of Kansas.

(t) Neither Borrower nor Guarantor is (or will be) a person with whom Lender is restricted from doing business under OFAC (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or otherwise be associated with such persons.  In addition, Borrower hereby agrees to provide to Lender with any additional information that Lender deems necessary from time to time in order to ensure compliance with all applicable Laws concerning money laundering and similar activities.

(u) All statements set forth in the Recitals are true and correct.

3.2 Survival of Representations and Warranties.

Borrower agrees that all of the representations and warranties set forth in Section 3.1 and elsewhere in this Agreement are true as of the date hereof, will be true at the Loan Closing and, except for matters which have been disclosed by Borrower and approved by Lender in writing, at all times thereafter.  It shall be a condition precedent to the Loan Closing and each subsequent disbursement that each of said representations and warranties is true and correct as of the date of such requested disbursement.  Each disbursement of Loan proceeds shall be deemed to be a reaffirmation by Borrower that each of the representations and warranties is true and correct as of the date of such disbursement.  In addition, at Lender’s request, Borrower shall reaffirm such representations and warranties in writing prior to each disbursement hereunder.

ARTICLE 4.
LOAN AND LOAN DOCUMENTS

4.1 Agreement to Borrow and Lend.

Subject to the terms, provisions and conditions of this Agreement and the other Loan Documents, Borrower agrees to borrow from Lender agrees to lend to Borrower the Loan in the principal amount of FOUR MILLION, EIGHTY SEVEN THOUSAND, FIVE HUNDRED and NO/100 DOLLARS ($4,087,500.00), for the purposes and subject to all of the terms, provisions and conditions contained in this Agreement.  If Lender consists of more than one party, the obligations of each such party with respect to the amount it has agreed to loan to Borrower shall be several (and not joint and several) and shall be limited to its proportionate share of the Loan and of each advance.

4.2 Loan Documents.

Borrower agrees that it will, on or before the Loan Closing Date, execute and deliver or cause to be executed and delivered to Lender the following documents in form and substance acceptable to Lender:

(a) The Note.

(b) The Mortgage.

(c) The Assignment of Rents.

(d) The Payment Guaranty.

(e) The Environmental Indemnity.

(f) The Security Agreement.

(g) An Assignment and Subordination of Master Lease from Borrower and the Master Tenant in favor of Lender whereby the Master Lease is assigned to Lender as security for the Obligations and the Master Lease is subordinated to the Mortgage and the Obligations.

(h) Such other documents, instruments or certificates as Lender may reasonably require, including such documents as Lender in its sole discretion deems necessary or appropriate to effectuate the terms and conditions of this Agreement and the Loan Documents, and to comply with the laws of the State.

Borrower authorizes Lender to file such UCC financing statements (each, a “UCC-1 Financing Statement”) as Lender determines are advisable or necessary to perfect or notify third parties of the security interests intended to be created by the Loan Documents.  The foregoing authorization includes Borrower’s irrevocable authorization for Lender at any time and from time to time to file any initial financing statements and amendments thereto that describe the collateral as “all assets” of Borrower or words of similar effect.

4.3 Term of the Loan; Extension Terms.

(a) All principal, interest and other sums due under the Loan Documents shall be due and payable in full on the Maturity Date.  Borrower shall have one (1) option to extend the Maturity Date (the “Extension Option”), for an additional twelve (12) month term (the “Extension Term”).

(b) Borrower may only exercise the Extension Option upon satisfying the following conditions:

(i) Borrower delivers written notice to Lender requesting the extension not more than sixty (60) days or less than thirty (30) days before the initial Maturity Date.

(ii) Borrower pays Lender an extension fee in the amount of $10,219.

(iii) As of the date the Extension Term is to commence, no less than 45 beds in the Facility shall be occupied by Residents under Residency Agreements meeting the requirements of this Agreement.

(iv) The Debt Service Coverage Ratio A for Borrower’s fiscal quarter ending March 31, 2011, is no less than 1.40 to 1.00.

(v) The Debt Service Coverage Ratio C for the immediately preceding three months is no less than 1.35 to 1.00.

(vi) There is then no Default or Event of Default hereunder, and no Default or Event of Default by the Broadmoor Borrower under the Broadmoor Loan Documents.

4.4 Payments.

(a) Borrower shall pay interest in arrears on the tenth (10th) day of every calendar month in the amount of all interest accrued and unpaid through the last day of the immediately preceding calendar month.

(b) On the tenth (10th) day of each month throughout the Extension Term, in addition to the monthly payments of interest on the Loan required hereunder, Borrower shall make payments of principal, each in the amount of $4,400.00.

(c) If at the time the Interest and Working Capital Reserve has been fully disbursed, the Debt Service Coverage Ratio B is less than 1.00 to 1.00, then within ten (10) Business Days after notice from Lender, Borrower agrees to make a payment of principal of the Loan in the amount necessary to achieve a Debt Service Coverage Ratio B of at least 1.00 to 1.00.  In lieu of such principal payment, Borrower may deposit an unconditional, irrevocable letter of credit in such amount with Lender, or pledge such other collateral for the Obligations as may be satisfactory to Lender in its sole and absolute discretion.  Any letter of credit shall be from an issuer and in form reasonable satisfactory to Lender.

(d) All payments (whether of principal or of interest) shall be deemed credited to Borrower’s account only if received by 12:00 noon Seattle time on a Business Day; otherwise, such payment shall be deemed received on the next Business Day.

(e) All principal shall be due and payable in full on the Maturity Date, as it may be extended hereunder.

4.5 Prepayments.

Borrower shall have the right to make prepayments of the Loan, in whole or in part, without prepayment penalty, upon not less than seven (7) days prior written notice to Lender.

4.6 Late Charge.

Any and all amounts due hereunder or under the other Loan Documents which remain unpaid more than five (5) days after the date said amount was due and payable shall incur a fee (the “Late Charge”) equal to the greater of four percent (4%) of the amount of such payment or

Twenty-Five Dollars ($25.00), which payment shall be in addition to all of Lender’s other rights and remedies under the Loan Documents, provided that no Late Charge shall apply to the final payment of principal on the Maturity Date.

ARTICLE 5.
INTEREST

5.1 Interest Rate.

(a) The Loan will bear interest at the Adjusted LIBOR Rate which will be the Applicable Rate hereunder, unless the Default Rate is applicable.  Adjustments in the Adjusted LIBOR Rate shall occur on the first day of each calendar month throughout the initial term and any Extension Term.

(b) If Lender determines (which determination shall be conclusive and binding upon Borrower, absent manifest error) (i) that no adequate basis exists for determining the LIBOR Rate, or (ii) that, due to circumstances affecting the London interbank market generally, the LIBOR Rate will not adequately and fairly reflect the cost to Lender of funding the Loan, or (iii) that any applicable Law or regulation or compliance therewith by Lender prohibits or restricts or makes impossible the charging of interest based on the LIBOR Rate, or (iv) that the Adjusted LIBOR Rate would be in excess of the maximum interest rate which Borrower may by law pay and Lender so notifies Borrower in writing, then until Lender notifies Borrower in writing that the circumstances giving rise to such suspension no longer exist, interest shall accrue and be payable at the Adjusted Prime Rate.

(c) Interest at the Applicable Rate (whether the Adjusted LIBOR Rate or Default Rate, as applicable) shall be calculated for the actual number of days elapsed on the basis of a 360-day year, including the first date of the applicable period to, but not including, the date of repayment.

5.2 Interest Rate Agreements.

(a) If Borrower institutes an interest rate hedging program through the purchase of an interest rate swap, cap or such other interest rate protection product (“Interest Rate Protection Product”) from Lender, Borrower shall enter into such party’s customary form of agreement (“Interest Rate Agreement”) relating to such Interest Rate Protection Product.  Any indebtedness incurred pursuant to an Interest Rate Agreement entered into by Borrower and Lender shall constitute indebtedness evidenced by the Note and secured by the Mortgage and the other Loan Documents to the same extent and effect as if the terms and provisions of such Interest Rate Agreement were set forth herein, whether or not the aggregate of such indebtedness, together with the disbursements made by Lender of the proceeds of the Loan, shall exceed the face amount of the Note.

(b) Borrower hereby collaterally assigns to Lender any and all Interest Rate Protection Products purchased or to be purchased by Borrower in connection with the Loan, as additional security for the Loan, and agrees to provide Lender with any additional documentation requested by Lender in order to confirm or perfect such security interest during the term of the Loan.  If Borrower obtains an Interest Rate Protection Product from a party other than Lender, Borrower shall deliver to Lender such third party’s consent to such collateral assignment.  No Interest Rate Protection Product purchased from a third party may be secured by an interest in Borrower or the Property.

ARTICLE 6.
COSTS OF MAINTAINING LOAN

6.1 Increased Costs and Capital Adequacy.

(a) Borrower recognizes that the cost to Lender of maintaining the Loan or any portion thereof may fluctuate and, Borrower agrees to pay Lender additional amounts to compensate Lender for any increase in its actual costs incurred in maintaining the Loan or any portion thereof outstanding or for the reduction of any amounts received or receivable from Borrower as a result of:

(i) any change after the date hereof in any applicable Law, regulation or treaty, or in the interpretation or administration thereof, or by any domestic or foreign court, (A) changing the basis of taxation of payments under this Agreement to Lender (other than taxes imposed on all or any portion of the overall net income or receipts of Lender), or (B) imposing, modifying or applying any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, credit extended by, or any other acquisition of funds for loans by Lender (which includes the Loan or any applicable portion thereof), or (C) imposing on Lender, or the London interbank market generally, any other condition affecting the Loan, provided that the result of the foregoing is to increase the cost to Lender of maintaining the Loan or any portion thereof or to reduce the amount of any sum received or receivable from Borrower by Lender under the Loan Documents; or

(ii) the maintenance by Lender of reserves in accordance with reserve requirements promulgated by the Board of Governors of the Federal Reserve System of the United States with respect to “Eurocurrency Liabilities” of a similar term to that of the applicable portion of the Loan (without duplication for reserves already accounted for in the calculation of a LIBOR Rate pursuant to the terms hereof).

(b) If the application of any Law, rule, regulation or guideline adopted or arising out of the July, 1988 report of the Basel Committee on Banking Regulations and Supervisory Practices entitled “International Convergence of Capital Measurement and Capital Standards”, or the adoption after the date hereof of any other Law, rule, regulation or guideline regarding capital adequacy, or any change after the date hereof in any of the foregoing, or in the interpretation or administration thereof by any domestic or foreign Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender, with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has the effect of reducing the rate of return on such Lender’s capital to a level below that which such Lender would have achieved but for such application, adoption, change or compliance (taking into consideration the policies of such Lender with respect to capital adequacy), then, from time to time Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction with respect to any portion of the Loan outstanding.

(c) Any amount payable by Borrower under Section 6.1 (a) or (b) shall be paid within five (5) days of receipt by Borrower of a certificate signed by an authorized officer of

Lender setting forth the amount due and the basis for the determination of such amount, which statement shall be conclusive and binding upon Borrower, absent manifest error.  Failure on the part of Lender to demand payment from Borrower for any such amount attributable to any particular period shall not constitute a waiver of Lender’s right to demand payment of such amount for any subsequent or prior period.  Lender shall use reasonable efforts to deliver to Borrower prompt notice of any event described in Section 6.1(a) or 6.1(b) of the amount of the reserve and capital adequacy payments resulting therefrom and the reasons therefor and of the basis of calculation of such amount; provided, however, that any failure by Lender to so notify Borrower shall not affect Borrower’s obligation to pay the reserve and capital adequacy payment resulting therefrom.

6.2 Borrower Withholding.

If by reason of a change in any applicable Laws occurring after the date hereof, Borrower is required by Law to make any deduction or withholding in respect of any taxes (other than taxes imposed on or measured by the net income of Lender or any franchise tax imposed on Lender), duties or other charges from any payment due under the Note to the maximum extent permitted by law, the sum due from Borrower in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, Lender receives and retains a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made.

ARTICLE 7.
LOAN EXPENSE AND ADVANCES

7.1 Loan and Administration Expenses.

Except as otherwise provided in this Agreement and the other Loan Documents, Borrower unconditionally agrees to pay all reasonable out-of-pocket expenses of the Loan, including all amounts payable pursuant to Sections 7.2 and 7.3 and any and all other fees owing to Lender pursuant to the Loan Documents, and also including, without limiting the generality of the foregoing, all recording, filing and registration fees and charges, mortgage or documentary taxes, all insurance premiums, title insurance premiums and other charges of the Title Insurer, printing and photocopying expenses, survey fees and charges, cost of certified copies of instruments, cost of premiums on surety company bonds and the Title Policy, charges of the Title Insurer or other escrowee for administering disbursements, all fees and disbursements of Lender’s Consultant and Lender’s Environmental Consultant, all appraisal fees, insurance consultant’s fees, travel related expenses and all costs and expenses incurred by Lender in connection with the determination of whether or not Borrower has performed the obligations undertaken by Borrower hereunder or has satisfied any conditions precedent to the obligations of Lender hereunder and, if any Default or Event of Default occurs hereunder or under any of the Loan Documents or if the Loan or Note or any portion thereof is not paid in full when and as due, all costs and expenses of Lender (including, without limitation, court costs and reasonable counsel’s fees and disbursements and fees and costs of paralegals) incurred in attempting to enforce payment of the Loan and expenses of Lender incurred (including court costs and reasonable counsel’s fees and disbursements and fees and costs of paralegals) in attempting to realize, while a Default or Event of Default exists, on any security or incurred in connection with the sale or disposition (or preparation for sale or disposition) of any security for the Loan.  Borrower agrees to pay all brokerage, finder or similar fees or commissions payable in connection with the transactions contemplated hereby and shall indemnify and hold Lender harmless against all claims, liabilities, costs and expenses (including attorneys’ fees and expenses) incurred in relation to any claim by broker, finder or similar person.

7.2 Loan Origination Fee.

Borrower shall pay to Lender on or before the Loan Closing Date a loan origination fee in the amount of $30,656.00.  Such fee is fully earned and non-refundable.

7.3 Lender’s Attorney Fees and Disbursements.

Borrower agrees to pay Lender’s reasonable attorney fees and disbursements incurred in connection with this Loan, including (i) the preparation of this Agreement, any intercreditor agreements and the other Loan Documents and the preparation of the closing binders, (ii) the disbursement, syndication and administration of the Loan and (iii) the enforcement of the terms of this Agreement and the other Loan Documents.

7.4 Time of Payment of Fees and Expenses.

Borrower shall pay all expenses and fees incurred by Lender as of the Loan Closing as described in Section 7.1 above on the Loan Closing Date (unless sooner required herein).  At the time of the Loan Closing, Lender may pay from the proceeds of the initial disbursement of the Loan (to the extent provided for in the Budget) all Loan expenses.  Lender may require the payment of outstanding fees and expenses as a condition to any disbursement of the Loan.  Lender is hereby authorized, without any specific request or direction by Borrower, to make disbursements from time to time in payment of or to reimburse Lender for all such Loan expenses and fees (whether or not, at such time, there may be any undisbursed amounts of the Loan allocated in the Budget for the same).

7.5 Expenses and Advances Secured by Loan Documents.

Any and all advances or payments made by Lender under this Article 7 from time to time, and any amounts expended by Lender pursuant to Section 12.2, shall, as and when advanced or incurred, constitute additional indebtedness evidenced by the Note and secured by the Mortgage and the other Loan Documents.

7.6 Right of Lender to Make Advances to Cure Borrower’s Defaults.

In the event that Borrower fails to perform any of Borrower’s covenants, agreements or obligations contained in this Agreement or any of the other Loan Documents (including the obligation to pay accrued interest upon the Loan when due) (after the expiration of applicable grace periods, except in the event of an emergency or other exigent circumstances), Lender may (but shall not be required to) perform any of such covenants, agreements and obligations, and any amounts expended by Lender in so doing and shall constitute additional indebtedness evidenced by the Note and secured by the Mortgage and the other Loan Documents and shall bear interest at a rate per annum equal to the Applicable Rate (or Default Rate following an Event of Default).

ARTICLE 8.
CONDITIONS TO CLOSING AND DISBURSEMENT OF THE LOAN

8.1 Conditions to Closing.

Borrower agrees that Lender’s obligation to close the Loan and to make the initial advance of the Loan in accordance with Section 8.2 is conditioned upon Borrower’s delivery, performance and satisfaction of the following conditions precedent in form and substance satisfactory to Lender in its sole discretion:

(a) Loan Documents.  The Loan Documents shall have been duly executed and delivered to Lender and the Mortgage and the Assignment of Rents shall have been duly recorded and the UCC-1 Financing Statement duly filed.

(b) Title Policy.  Borrower shall have or shall have caused to be furnished to Lender the Title Policy together with legible copies of all title exception documents cited in the Title Policy and all other legal documents affecting the Property or the use thereof.

(c) Survey.  Borrower shall have or shall have caused to be furnished to Lender an ALTA/ACSM “Class A” Land Title Survey of the Property.  The survey shall be made (and certified to have been made) as set forth in Exhibit B.  Such survey shall be sufficient to permit issuance of the Title Policy in the form required by this Agreement.  Such survey shall include the legal description of the Property.

(d) Insurance Requirements.  Lender shall have received and approved certificates of insurance evidencing that insurance coverage is in effect with respect to the Property and Borrower, in accordance with the Insurance Requirements attached hereto as Exhibit C, for which the premiums have been fully prepaid with endorsements reasonably satisfactory to Lender.

(e) No Litigation.  No litigation or proceedings shall be pending or threatened in writing which could reasonably be expected to cause a Material Adverse Change with respect to Borrower, Guarantor, or the Property.

(f) Required Permits.  To the extent the same have been issued, Lender shall have received and approved copies of all Required Permits for operation and occupancy of the Property.

(g) Residency Agreements and Rent Roll.  Lender shall have received and approved all Leases (if any) and Residency Agreements in effect, the form of Borrower’s standard Residency Agreement for the Property, and a current rent roll of the Property certified by Borrower to be complete and correct in all material respects.

(h) Attorney Opinion Letter.  Borrower shall have furnished to Lender a customary legal opinion from counsel for Borrower and Guarantor covering due authorization, execution and delivery and enforceability of the Loan Documents.

(i) Appraisal.  Lender shall have received and approved an Appraisal of the Property.

(j) Lien Searches.  Borrower shall have furnished to Lender current bankruptcy, federal tax lien and judgment searches and searches of all Uniform Commercial Code financing statements with respect to each Borrower, demonstrating the absence of adverse claims.

(k) Financial Statements.  Borrower shall have furnished to Lender current annual financial statements of Borrower, Guarantors and such other persons or entities connected with the Loan as Lender may reasonably request, each in form and substance and certified as acceptable to Lender.  Borrower and Guarantors shall provide such other additional financial information as Lender reasonably requires.

(l) Pro Forma Projection.  Borrower shall have furnished to Lender a Pro Forma Projection covering the succeeding five year period.

(m) Management Agreements.  Lender shall have received and approved any and all consulting and management agreements with respect to operation of the Facility and the same shall have been assigned to Lender as security for the Loan and subordinated to the Loan and the security for the Loan under assignment and subordination agreements satisfactory to Lender as set forth in Section 4.2(g) hereof.

(n) Flood Hazard.  Lender shall have received and approved evidence that the Property is not located in an area designated by the Secretary of Housing and Urban Development as a special flood hazard area, or flood hazard insurance acceptable to Lender in its sole discretion.

(o) Zoning.  If the Title Policy does not include a zoning endorsement, Borrower shall have furnished to Lender a zoning letter or other evidence satisfactory to Lender regarding the zoning of the Property and compliance of the Property with zoning and similar laws.

(p) Organizational Documents.  Lender shall have received and approved the Organizational Documents for Borrower and Guarantor, together with certified resolutions in form and content satisfactory to Lender, authorizing execution, delivery and performance of the Loan Documents, and such other documentation as Lender may reasonably require to evidence the authority of the persons executing the Loan Documents.

(q) No Default.  There shall be no Default or Event of Default by Borrower hereunder or by the Broadmoor Borrower under the Broadmoor Loan Documents.

(r) Environmental Report.  Lender shall have received and approved the Environmental Report which shall, at a minimum, (A) demonstrate the absence of any existing or potential Hazardous Material contamination or violations of environmental Laws at the Property, except as acceptable to Lender in its sole and absolute discretion, (B) include the results of all sampling or monitoring to confirm the extent of existing or potential Hazardous Material contamination at the Property, including the results of leak detection tests for each underground storage tank located at the Property, if any, (C) describe response actions appropriate to remedy any existing or potential Hazardous Material contamination, and report the estimated cost of any such appropriate response, (D) confirm that any prior removal of Hazardous Material or underground storage tanks from the Property was completed in accordance with applicable Laws, and (E) confirm whether or not the Property is located in a wetlands district.

(s) Additional Documents.  Borrower shall have furnished to Lender such other materials, documents, papers or requirements regarding the Property, Borrower and Guarantor as Lender shall reasonably request.

8.2 Disbursements of Interest and Working Capital Reserve.

Provided there is then no Default or Event of Default, Lender will make monthly disbursements of the Interest and Working Capital Reserve in an amount equal to the interest accrued on the principal balance of the Loan for the immediately preceding month plus the amount of any Operating Deficit for the immediately preceding month.  As a condition to each such disbursement, by no later than the 10th day of each month, Borrower shall provide Lender with a request for disbursement (“Draw Request”) in such form as Lender may reasonably require which shall designate the amount of the requested disbursement from the Interest and Working Capital Reserve, shall calculate the Operating Deficit for the immediately preceding calendar month and shall be accompanied by such operating statements for the Property and other information as Lender may reasonably require in order to verify Borrower’s calculation of the Operating Deficit and Lender will use reasonable efforts to disburse such funds within five (5) Business Days after Lender’s receipt of the Draw Request and accompanying documentation.  Lender will apply that portion of each such disbursement allocated to payment of interest on the Loan to make such payments but nothing herein is intended or shall be construed to condition Borrower’s obligation to make the payments on the Note as and when the same are due if the funds in the Interest and Working Capital Reserve are not sufficient to make such payments or if Borrower has not met any conditions or requirements for any such disbursement from the Interest and Working Capital Reserve.

8.3 Disbursement of Capital Improvement Funds.

Subject to satisfaction of the conditions to closing set out in Section 8.1, Loan proceeds in the amount of $977,500, allocated for capital improvements to the Facility (“Capital Improvement Funds”), shall not be disbursed at the Loan Closing, but shall be disbursed as provided in this Section 8.3.  Capital Improvement Funds shall only be disbursed as a single lump sum, and Lender shall have no obligation to disburse Capital Improvement Funds until each of the following conditions and requirements has been satisfied:

(a) Borrower has obtained all Required Permits, if any, relating to the capital improvements to the Facility.

(b) Borrower has provided Lender with lien waivers covering all work related to the capital improvements to the Facility, together with such invoices, contracts or other supporting data as Lender may require to evidence that all costs for which the Capital Improvements Funds are sought have been incurred;

(c) Borrower has provided Lender with paid invoices or other evidence satisfactory to Lender that fixtures and equipment have been paid for and are free of any lien or security interest therein;

(d) There is then no Default or Event of Default;

(e) There has been no Material Adverse Change with respect to Borrower, Guarantor, or the Facility;

(f) All representations and warranties of Borrower under Agreement and under the other Loan Documents are true and correct as of the date of disbursement;

(g) Borrower is in full compliance with the covenants in Section 9.22 of this Agreement; and

(h) Lender, in Lender’s reasonable opinion, is not prohibited from disbursing under any applicable lien laws or stop notice statutes.

Lender will use reasonable efforts to disburse such funds within five (5) Business Days after Lender’s receipt of the Draw Request and accompanying documentation.  If Lender has acquiesced to noncompliance with any conditions precedent to the Loan Closing or conditions precedent to any subsequent disbursement of Loan proceeds, such acquiescence shall not constitute a waiver by Lender, and Lender may at any time after such acquiescence require Borrower to comply with all such requirements.

ARTICLE 9.
OTHER COVENANTS

Borrower further covenants and agrees as follows:

9.1 Balancing Obligation.

If at the time the Interest and Working Capital Reserve has been fully disbursed, the Debt Service Coverage Ratio B is less than 1.00 to 1.00, within ten (10) Business Days after notice from Lender to Borrower of the last disbursement of the Interest and Working Capital Reserve, Borrower agrees to provide to Lender a Pro Forma Projection covering the next twelve (12) month period, which Pro Forma Projection shall be in form and substance reasonably satisfactory to Lender and shall estimate the Operating Deficit for such twelve (12) month period (taking into account any principal reduction [or letter of credit or other collateral which shall be treated as if it were a principal reduction] required under Section 4.4(c) above).  Pursuant to such approved Pro Forma Projection, Borrower shall deposit or shall cause to be deposited the amount of the estimated Operating Deficit, as approved by Lender, with Lender and Lender will disburse the amount deposited to cover Operating Deficits on the same terms and conditions as disbursements from the Interest and Working Capital Reserve.  Any such funds which have not been disbursed by the end of the twelve (12) month period covered by the Pro Forma Projection shall be disbursed to Borrower within five (5) days after Borrower’s written request to Lender provided there is then no Default or Event of Default.  Borrower pledges and assigns any funds so deposited with Lender to Lender as security for the Obligations and grants Lender a security interest therein and agrees with Lender that upon the occurrence of an Event of Default, Lender may apply such funds against the Obligations in such order as Lender may determine in its sole and absolute discretion.

9.2 Mechanics’ Liens and Contest Thereof.

Borrower will not suffer or permit any mechanics’ lien claims to be filed or otherwise asserted against the Property, and will promptly discharge the same in case of the filing of any claims for lien or proceedings for the enforcement thereof.

9.3 Renewal of Insurance.

Borrower shall cause insurance policies to be maintained in compliance with this Agreement at all times.  Borrower shall timely pay all premiums on all insurance policies required hereunder, and as and when any policies of insurance may expire, furnish to Lender, premiums prepaid, additional and renewal insurance policies with companies, coverage and in amounts satisfactory to Lender in accordance with Section 8.1(d).

9.4 Payment of Taxes.

Borrower shall pay all real estate taxes and assessments and charges of every kind upon the Property before the same become delinquent, provided, however, that Borrower shall have the right to pay such tax under protest or to otherwise contest in good faith any such tax or assessment, but only if (i) such contest has the effect of preventing the collection of such taxes so contested and also of preventing the sale or forfeiture of the Property or any part thereof or any interest therein, (ii) Borrower has notified Lender of Borrower’s intent to contest such taxes, and (iii) Borrower has deposited security in form and amount reasonably satisfactory to Lender, and has increased the amount of such security so deposited promptly after Lender’s reasonably request therefor.  If Borrower fails to commence such contest or, having commenced to contest the same, and having deposited such security required by Lender for its full amount, shall thereafter fail to prosecute such contest in good faith or with due diligence, or, upon adverse conclusion of any such contest, shall fail to pay such tax, assessment or charge, Lender may, at its election (but shall not be required to), pay and discharge any such tax, assessment or charge, and any interest or penalty thereon, and any amounts so expended by Lender shall be deemed to constitute disbursements of the Loan proceeds hereunder (even if the total amount of disbursements would exceed the face amount of the Note).  Borrower shall furnish to Lender evidence that taxes are paid at least five (5) days prior to the last date for payment of such taxes and before imposition of any penalty or accrual of interest.

9.5 Tax and Insurance Escrow Accounts.

Borrower shall, following the written request of Lender after the occurrence of any delinquency in payment of taxes or insurance premiums or after the occurrence of any Event of Default, make insurance and tax escrow deposits, in amounts reasonably determined by Lender from time to time as being needed to pay taxes and insurance premiums when due, in an interest bearing escrow account held by Lender in Lender’s name and under its sole dominion and control.  All payments deposited in the escrow account, and all interest accruing thereon, are pledged as additional collateral for the Loan. Notwithstanding Lender’s holding of the escrow account, nothing herein shall obligate Lender to pay any insurance premiums or real property taxes with respect to any portion of the Property unless any Event of Default has been cured to the satisfaction of Lender.  If the Event of Default has been satisfactorily cured, Lender shall make available to Borrower such funds as may be deposited in the escrow account from time to time for Borrower’s payment of insurance premiums or real property taxes due with respect to the Property.

9.6 Personal Property.

All of Borrower’s personal property, fixtures, attachments and equipment delivered upon, attached to or used in connection with the operation of the Property shall always be located at the Property and shall be kept free and clear of all liens, encumbrances and security interests.

9.7 Leasing Restrictions.

Without the prior written consent of Lender (such consent not to be unreasonably withheld, conditioned or delayed), Borrower shall not (i) enter into any non-residential Lease other than arms-length Leases of non-residential space in the Facility entered into in the ordinary course of business, (ii) accept any rental payment under any Lease more than one month in advance of its due date (except in circumstances where a Resident of the Property intends to be away from the Property for a period in excess of one month), or (iii) enter into any Lease or occupancy agreement other than arms-length transactions in the ordinary course of operation of the Property.  Borrower will not enter into any residential Lease for a term of more than one year without Lender’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed, and all residential Leases shall be on a form approved by Lender without material modification.  All rents, including all pre-paid rents, will be promptly deposited in Borrower’s operating account maintained with Lender.

9.8 Defaults Under Leases.

Borrower will not suffer or permit any material breach or default to occur in any of Borrower’s obligations under any of the Leases nor suffer or permit the same to terminate by reason of any failure of Borrower to meet any material requirement of any Lease.  Borrower will promptly notify Lender in the event of any default by a non-residential tenant under its Lease.

9.9 Condition of Property.

Borrower will keep all buildings, improvements and equipment located on or used or useful in connection with the Property in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all needed and proper repairs, renewals, replacements, additions, and improvements thereto to keep the same in good operating condition.

9.10 Inventory and Equipment.

Borrower will maintain sufficient inventory and equipment of types and quantities at the Property to adequately operate the Property.

9.11 Lender’s Attorneys’ Fees for Enforcement of Agreement.

In case of any Default or Event of Default hereunder, Borrower (in addition to Lender’s attorneys’ fees, if any, to be paid pursuant to Section 7.3) will pay Lender’s reasonable attorneys’ and paralegal fees (including, without limitation, any reasonable attorney and paralegal fees and costs incurred in connection with any litigation or bankruptcy or administrative hearing and any appeals therefrom and any post-judgment enforcement action including, without limitation, supplementary proceedings) in connection with the enforcement of this Agreement; without limiting the generality of the foregoing, if at any time or times hereafter Lender employs counsel (whether or not any suit has been or shall be filed and whether or not other legal proceedings have been or shall be instituted) for advice or other representation with respect to the Property, this Agreement, or any of the other Loan Documents, or to protect, collect, lease, sell, take possession of, or liquidate any of the Property, or to attempt to enforce any security interest or lien in any portion of the Property, or to enforce any rights of Lender or Borrower’s obligations hereunder, then in any of such events all of the reasonable attorneys’ fees arising from such services, and any reasonable out-of-pocket expenses, costs and charges relating thereto (including fees and costs of paralegals), shall constitute an additional liability owing by Borrower to Lender, payable on demand.

9.12 Appraisals.

Lender shall have the right to obtain a new or updated Appraisal of the Property from time to time.  Borrower shall cooperate with Lender in this regard.  If the Appraisal is obtained to comply with this Agreement or any applicable law or regulatory requirement, or bank policy promulgated to comply therewith, or if an Event of Default exists, Borrower shall pay for any such Appraisal upon Lender’s request.

9.13 Financial Information.

Borrower shall deliver or cause to be delivered to Lender the following, all of which shall be in form satisfactory to Lender:

(a) Internally prepared monthly financial statements for the Borrower, including occupancy statistics for the Property, within 30 days after the end of each calendar month;

(b) Quarterly internally prepared financial statements for Guarantor within 60 days after the end of each fiscal quarter, certified as correct and complete by the chief financial officer of Guarantor.

(c) Annual consolidated and consolidating financial statements for Guarantor, within 120 days after the end of each fiscal year, which financial statements shall be audited by a CPA acceptable to Lender.

(d) Quarterly internally prepared financial statements for Borrower within 30 days after the end of each fiscal quarter, certified as correct and complete by the chief financial officer of Borrower.

(e) Quarterly Compliance Certificates in the form of Exhibit D attached with respect to the financial covenants described in Section 9.22 below, within 30 days after the end of each fiscal quarter.

(f) Annual financial statements for Borrower within 120 days after the end of each fiscal year.

(g) Copies of all state or federal regulatory, survey or reimbursement reports or documentation regarding the Property, promptly after the issuance thereof.

All such financial statements shall be in a format approved by Lender.  Borrower shall provide such additional financial information Lender reasonably requires.  Borrower shall during regular business hours permit Lender or any of its agents or representatives to have access to and examine all of its books and records regarding the Property.

9.14 Lost Note.

Upon Lender’s furnishing to Borrower an affidavit to such effect, Borrower shall, if the Note is mutilated, destroyed, lost or stolen, deliver to Lender, in substitution therefor, a new note containing the same terms and conditions as the Note.

9.15 Indemnification.

Borrower shall indemnify Lender, including each party owning an interest in the Loan and their respective officers, directors, employees and consultants (each, an “Indemnified Party”) and defend and hold each Indemnified Party harmless from and against all claims, injury, damage, loss and liability, cost and expense (including attorneys’ fees, costs and expenses) of any and every kind to any persons or property by reason of (i) the operation or maintenance of the Property; (ii) any breach of representation or warranty, Default or Event of Default; or (iii) any other matter arising in connection with the Loan, Borrower or the Property.  No Indemnified Party shall be entitled to be indemnified against its own gross negligence or willful misconduct.  The foregoing indemnification shall survive repayment of the Loan and shall continue to benefit Lender following any assignment of the Loan with respect to matters arising or accruing prior to such assignment.

9.16 No Additional Debt.

Except for the Loan, Borrower shall not incur any indebtedness (whether personal or nonrecourse, secured or unsecured) other than customary trade payables paid within sixty (60) days after they are incurred.

9.17 Compliance With Laws.

Borrower shall comply with all applicable and material requirements (including applicable Laws) of any Governmental Authority having jurisdiction over Borrower or the Property.

9.18 Organizational Documents.

Without the prior written consent of Lender, not to be unreasonably withheld, Borrower shall not permit or suffer (i) a material amendment or modification of its Organizational Documents, (ii) the admission of any new member, or (iii) any dissolution or termination of its existence.

9.19 Management Contracts.

Borrower shall not enter into, modify, amend, terminate or cancel any management contracts for the Property or agreements with agents or brokers, without the prior written approval of Lender, such approval not to be unreasonably withheld, conditioned or delayed.

9.20 Furnishing Notices.

Borrower shall provide Lender with copies of all material notices pertaining to the Property received by Borrower from Guarantor, any Governmental Authority or insurance company within seven (7) days after such notice is received.

9.21 Authorized Representative.

Borrower hereby appoints Eric Mendelsohn as its authorized representative (“Authorized Representative”) for purposes of dealing with Lender on behalf of Borrower in respect of any and all matters in connection with this Agreement, the other Loan Documents, and the Loan.  The Authorized Representative shall have the power, in his discretion, to give and receive all notices, monies, approvals, and other documents and instruments, and to take any other action on behalf of Borrower.  All actions by the Authorized Representative shall be final and binding on Borrower.  Lender may rely on the authority given to the Authorized Representative until actual receipt by Lender of a duly authorized resolution substituting a different person as the Authorized Representative.  No more than one person shall serve as Authorized Representative at any given time.

9.22 Financial Covenants.

(a) Minimum Occupancy.  Borrower covenants to make progress in occupancy of the Facility in accordance with the following schedule:  An apartment Unit in the Facility shall be considered occupied when a Resident is in actual occupancy on a full rent-paying basis under a Residency Agreement in the form approved by Lender without material modification.

Covenant Test Date	Required No. of Units Occupied
June 30, 2008	19
September 30, 2008	25
December 31, 2008	28
March 31, 2009	32
June 30, 2009	36
September 30, 2009	41
December 31, 2009	43
March 31, 2010	45
June 30, 2010	45
September 30, 2010	45
December 31, 2010	45
March 31, 2011	45

(b) Minimum Debt Service Coverage.  Borrower agrees that the minimum Debt Service Coverage Ratio A will meet the following schedule:

Covenant Test Date	Required Debt Service Coverage Ratio A
June 30, 2009	1.00
September 30, 2009	1.00
December 31, 2009	1.00
March 31, 2010	1.10
June 30, 2010	1.25
September 30, 2010	1.40
December 31, 2010	1.40
March 31, 2011	1.40
June 30, 2011[1]	1.40
September 30, 2011	1.40
December 31, 2011	1.40
March 31, 2012	1.40

9.23 Single Purpose Entity Provisions.

(a) The sole purpose for which Borrower is organized is to acquire, own, hold, maintain and operate the Property, together with such other activities as may be necessary or advisable in connection with such limited purpose.  Borrower shall not engage in any business, and it shall have no purpose, unrelated to the foregoing purpose and shall not acquire any real property or own assets other than those in furtherance of the limited purposes of Borrower.

(b) Borrower shall have no authority to perform any act in violation of any (i) applicable laws or regulations or (ii) the Loan Documents.

(c) Borrower shall not during the term of the Loan and/or prior to the full and indefeasible repayment of the Loan:

(i) except as permitted by Lender in writing, make any loans to any member of Borrower or any Affiliate of any member;

(ii) dissolve, wind up or liquidate Borrower;

(iii) merge, consolidate or acquire all or substantially all of the assets of any other entity; or

(iv) change the nature of the business of Borrower.

(d) Borrower shall not, and no person or entity on behalf of Borrower shall: (a) institute proceedings to be adjudicated bankrupt or insolvent; (b) consent to the institution of

1 Commencing with this quarter, the Debt Service component of Debt Service Coverage includes principal amortization.

bankruptcy or insolvency proceedings against Borrower; (c) file a petition seeking, or consenting to, reorganization or relief under any applicable federal or state law relating to bankruptcy; (d) consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of Borrower or a substantial part of its property; (e) make any assignment for the benefit of creditors; (f) admit in writing Borrower’s inability to pay its debts generally as they become due or declare or effect a moratorium on its debts; or (g) take any action in furtherance of any such action.

(e) Borrower shall at times observe the applicable legal requirements for the recognition of Borrower as a legal entity separate from any of its Affiliates, including, without limitation, as follows:

(i) Borrower shall hold itself out to the public (including any of its Affiliates’ creditors) under Borrower’s own name and as a separate and distinct entity and not as a department, division or otherwise of any Affiliate.

(ii) Borrower shall observe all customary formalities regarding the existence of Borrower.

(iii) Borrower shall hold title to its assets in its own name and act solely in its own name and through its own duly authorized members and agents.  No Affiliate shall be appointed or act as agent of Borrower, other than, as applicable, a property manager with respect to the Property.

(iv) Investments shall be made in the name of Borrower directly by Borrower or on its behalf by brokers engaged and paid by Borrower or its agents.

(v) Borrower is and will be solvent.

(vi) Borrower shall maintain its assets in such a manner that it is not costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or other person or entity.

(vii) Borrower shall pay or cause to be paid its own liabilities and expenses of any kind, including but not limited to salaries of its employees, if any, only out of its own separate funds and assets.

(viii) Borrower shall at all times be adequately capitalized to engage in the transactions contemplated at its formation.

(ix) Borrower shall not do any act which would make it impossible to carry on the ordinary business of Borrower.

(x) None of Borrower’s funds shall be invested in securities issued by, nor shall Borrower acquire the indebtedness or obligation of, any Affiliate.

(xi) Borrower shall correct any misunderstanding that is known by Borrower regarding its name or separate identity.

(f) Any indemnification obligation of Borrower in favor of its members or any other Affiliate shall (i) be fully subordinated to the Loan and (ii) not constitute a claim against Borrower or its assets until such time as the Loan has been indefeasibly paid in accordance with its terms and otherwise has been fully discharged.

9.24 Right of First Refusal.

Borrower grants Lender a right of first refusal (“Lender’s ROFR”) with respect to any refinancing of the Loan.  Lender (which, as used in this paragraph includes any Affiliate of Lender) shall have the right, but not the obligation, to match the terms of any such financing offered to Borrower by any reputable institutional real estate lender.  If within 30 days after Lender receives a copy of any such firm financing offer to Borrower from a reputable institutional real estate lender, Lender offers Borrower financing on terms which, in the reasonable judgment of Borrower and Lender, are comparable in all material respects to the terms of any such offered financing, Borrower may decline to accept the financing offered by Lender only if Borrower pays Lender a fee in the amount of $40,875.00 (the “Termination Fee”), due and payable when the Loan is due in full or is paid in full, whichever is earlier, and such fee shall be included in the indebtedness secured by the Mortgage.  If Lender does not offer Borrower financing on terms which, in the reasonable judgment of Borrower and Lender, are comparable in all material respects to the terms of any such offered financing, Borrower shall not be obligated to pay any Termination Fee or any other fees to Lender in connection with the refinancing of the Loan.  Lender’s ROFR is personal to Lender and shall not be subject to any assignment by Lender without Borrower’s prior written consent.

9.25 Post-Closing Property Condition Report.

On or before May 30, 2008, time being of the essence, Borrower shall cause to be furnished to Lender, in form and substance satisfactory to Lender, a property condition report (“Property

Condition Report”) which describes the condition of the Facility and identifies defects and all reasonably necessary or prudent repairs and/or replacements.

ARTICLE 10.
CASUALTIES AND CONDEMNATION

10.1 Lender’s Election to Apply Proceeds on Indebtedness.

(a) Subject to the provisions of Section 10.1(b) below, Lender may elect to collect, retain and apply upon the indebtedness of Borrower under this Agreement or any of the other Loan Documents all proceeds of insurance or condemnation (individually and collectively referred to as “Proceeds”) after deduction of all expenses of collection and settlement, including attorneys’ and adjusters’ fees and charges.  Any proceeds remaining after repayment of the indebtedness under the Loan Documents shall be paid by Lender to Borrower.

(b) Notwithstanding anything in Section 10.1(a) to the contrary, in the event of any casualty to the Property or any condemnation of part of the Property, Lender agrees to make the Proceeds available to pay costs of restoration of the Property if (i) there is then no Default or Event of Default, (ii) all Proceeds are deposited with Lender, (iii) in Lender’s reasonable judgment, the amount of Proceeds available for restoration of the Property (together with any sums or other security acceptable to Lender deposited with Lender by Borrower for such purpose) is sufficient to pay the full and complete costs of such restoration, (iv) if the cost of restoration exceeds ten percent (10%) of the Loan Amount, in Lender’s sole determination after completion of restoration the Loan Amount will not exceed 65% of the fair market value of the Property, (vi) in Lender’s reasonable determination, the Property can be restored to an architecturally and economically viable project in compliance with applicable Laws, (vii) Guarantor reaffirms its Guaranty in writing, and (viii) in Lender’s reasonable determination, such restoration is likely to be completed not later than three (3) months prior to the Maturity Date.

10.2 Borrower’s Obligation to Rebuild and Use of Proceeds Therefor.

In case Lender does not elect to apply or does not have the right to apply the Proceeds to the indebtedness of Borrower under this Agreement or any of the other Loan Documents, as provided in Section 10.1 above, Borrower shall:

(a) Proceed with diligence to make settlement with insurers or the appropriate governmental authorities and cause the Proceeds to be deposited with Lender;

(b) In the event of any delay in making settlement with insurers or the appropriate governmental authorities or effecting collection of the Proceeds, deposit with Lender the full amount required to complete construction as aforesaid; and

(c) Promptly proceed with construction of the Property, including the repair of all damage resulting from such fire, condemnation or other cause and restoration to its former condition.

Lender may condition the disbursement of Proceeds and other funds deposited with Lender for the cost of restoration on Lender’s reasonable approval of the plans and specifications for the restoration, contractor’s cost estimates, architect’s certificates, waivers of liens, sworn statements of mechanics and materialmen, and such other evidence of costs, percentage completion of construction, application of payments and satisfaction of liens as Lender may reasonably require.

ARTICLE 11.
ASSIGNMENTS BY LENDER AND BORROWER

11.1 Assignments and Participations.

Lender may from time to time sell the Loan and the Loan Documents (or any interest therein) and may grant participations in the Loan.  Borrower agrees to cooperate with Lender’s efforts to do any of the foregoing and to execute all documents reasonably required by Lender in connection therewith which do not materially adversely affect Borrower’s rights under the Loan Documents.

11.2 Prohibition of Assignments and Transfers by Borrower.

Borrower shall not assign or attempt to assign its rights under this Agreement and any purported assignment shall be void.  Without the prior written consent of Lender, in Lender’s sole discretion, Borrower shall not suffer or permit any Transfer other than a Permitted Transfer.

11.3 Prohibition of Transfers in Violation of ERISA.

In addition to the prohibitions set forth in Section 11.2 above, Borrower shall not assign, sell, pledge, encumber, transfer, hypothecate or otherwise dispose of its interest or rights in this Agreement or in the Property, or attempt to do any of the foregoing or suffer any of the foregoing, nor shall any party owning a direct or indirect interest in Borrower assign, sell, pledge, encumber, transfer, hypothecate or otherwise dispose of any of its rights or interest (direct or indirect) in Borrower, attempt to do any of the foregoing or suffer any of the foregoing, if such action would cause the Loan, or the exercise of any of Lender’s rights in connection therewith, to constitute a prohibited transaction under ERISA or the Internal Revenue Code or otherwise result in Lender being deemed in violation of any applicable provision of ERISA.  Borrower agrees to indemnify and hold Lender free and harmless from and against all losses, reasonable out-of-pocket costs (including reasonable attorneys’ fees and expenses), taxes, damages and reasonable expenses Lender may suffer by reason of the investigation, defense and settlement of claims and in obtaining any prohibited transaction exemption under ERISA necessary or desirable in Lender’s sole judgment or by reason of a breach of the foregoing prohibitions.  The foregoing indemnification shall be a recourse obligation of Borrower and shall survive repayment of the Note, notwithstanding any limitations on recourse contained herein or in any of the Loan Documents.

11.4 Successors and Assigns.

Subject to the foregoing restrictions on transfer and assignment contained in this Article 11, this Agreement shall inure to the benefit of and shall be binding on the parties hereto and their respective successors and permitted assigns.

ARTICLE 12.
DEFAULT

12.1 Events of Default.

The occurrence of any one or more of the following shall constitute an “Event of Default” as said term is used herein:

(a) Failure of Borrower to make any payment of principal or interest on the Note within five (5) days after the date when due.

(b) Failure by Borrower to pay the Loan in full by the Maturity Date.

(c) Failure of Borrower to observe or perform any of the other covenants or conditions by Borrower to be performed under the terms of this Agreement or any other Loan Document concerning the payment of money, for a period of ten (10) days after written notice from Lender that the same is due and payable.

(d) Failure of Borrower for a period of thirty (30) days after written notice from Lender, to observe or perform any non-monetary covenant or condition contained in this

Agreement or any other Loan Documents; provided that if any such failure concerning a non-monetary covenant or condition is susceptible to cure and cannot reasonably be cured within said thirty (30) day period, then Borrower shall have an additional sixty (60) day period to cure such failure and no Event of Default shall be deemed to exist hereunder so long as Borrower commences such cure within the initial thirty (30) day period and diligently and in good faith pursues such cure to completion within such resulting ninety (90) day period from the date of Lender’s written notice; provided however that if a different notice or grace period is specified under any other subsection of this Section 12.1 with respect to a particular breach, the specific provision shall control.

(e) Any Transfer or other disposition in violation of Article 11.

(f) If any material warranty, representation, statement, report or certificate made now or hereafter by Borrower or Guarantor is untrue or incorrect at the time made or delivered, provided that if such breach is reasonably susceptible of cure, then no Event of Default shall exist so long as Borrower cures (or causes the cure of) said breach (i) within the notice and cure period provided in Section 12.1(c) above for a breach that can be cured by the payment of money or (ii) within the notice and cure period provided in Section 12.1(d) above for any other breach.

(g) Borrower or Guarantor shall commence a voluntary case concerning Borrower or Guarantor under the Bankruptcy Code; or an involuntary proceeding is commenced against Borrower or Guarantor under Bankruptcy Code and relief is ordered against Borrower or Guarantor, or the petition is controverted but not dismissed or stayed within sixty (60) days after the commencement of the case, or a custodian (as defined in Bankruptcy Code) is appointed for or takes charge of all or substantially all of the property of Borrower or Guarantor; or Borrower or Guarantor commences any other proceedings under any reorganization, arrangement, readjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar Law of any jurisdiction whether now or hereafter in effect relating to Borrower or Guarantor; or there is commenced against Borrower or Guarantor any such proceeding which remains undismissed or unstayed for a period of sixty (60) days; or Borrower or Guarantor fails to controvert in a timely manner any such case under Bankruptcy Code or any such proceeding, or any order of relief or other order approving any such case or proceeding is entered; or Borrower or Guarantor by any act or failure to act indicates its consent to, approval of, or acquiescence in any such case or proceeding or the appointment of any custodian or the like of or for it for any substantial part of its property or suffers any such appointment to continue undischarged or unstayed for a period of sixty (60) days.

(h) Borrower or Guarantor shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or shall consent to the appointment of a receiver or trustee or liquidator of all of its property or the major part thereof or if all or a substantial part of the assets of Borrower or Guarantor are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come into the possession of any receiver, trustee, custodian or assignee for the benefit of creditors.

(i) If Borrower is enjoined, restrained or in any way prevented by any court order from operating the Property.

(j) One or more final judgments are entered (i) against Borrower in amounts aggregating in excess of $100,000 or (ii) against Guarantor in amounts aggregating in excess of $250,000, and said judgments are not satisfied, stayed or bonded over within thirty (30) days after entry.

(k) If Borrower or Guarantor shall fail to pay any debt (which term shall not include judgments under clause (j) above) owed by it or is in default under any agreement with Lender or any other party (other than a failure or default for which Borrower’s maximum liability does not exceed $100,000 and Guarantor’s maximum liability does not exceed $250,000) and such failure or default continues after any applicable grace period specified in the instrument or agreement relating thereto.

(l) If a Material Adverse Change occurs with respect to Borrower, the Property or Guarantor.

(m) The occurrence of any other event or circumstance denominated as an Event of Default herein or under any of the other Loan Documents and the expiration of any applicable grace or cure periods, if any, specified for such Event of Default herein or therein, as the case may be.

(n) The occurrence of an “Event of Default” as defined in the Loan Agreement  dated April 25, 2008 between Lender and Emerikeyt LO of Broadmoor LLC, a Delaware limited liability company (“Broadmoor Borrower”), providing for a loan from Lender to Broadmoor Borrower in the amount of Nine Million, Two Hundred Fifty Thousand and No/100 Dollars ($9,250,000.00) (the “Broadmoor Loan”), or any of the ancillary loan documents of even date therewith (“the Broadmoor Loan Documents”), including but not limited to the Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing (“Broadmoor Deed of Trust”) on real property located in the City of Colorado Springs, County of El Paso, State of Colorado, and legally described in the Broadmoor Deet of Trust (the “Broadmoor Property”).

12.2 Remedies Conferred Upon Lender.

Upon the occurrence of any Event of Default, Lender may pursue any one or more of the following remedies concurrently or successively, it being the intent hereof that none of such remedies shall be to the exclusion of any other:

(a) Take possession of the Property and do anything which is necessary or appropriate in its sole judgment to fulfill the obligations of Borrower under this Agreement and the other Loan Documents;

(b) Withhold further disbursement of the proceeds of the Loan and/or terminate Lender’s obligations to make further disbursements hereunder;

(c) Declare the Note to be immediately due and payable;

(d) Use and apply any monies or letters of credit deposited by Borrower with Lender, regardless of the purposes for which the same was deposited, to cure any such Event of Default or to apply on account of any indebtedness under this Agreement which is due and owing to Lender;

(e) Exercise or pursue any other remedy or cause of action permitted under this Agreement or any other Loan Documents, or conferred upon Lender by operation of Law.

Notwithstanding the foregoing, upon the occurrence of any Event of Default under Section 12.1(g), all amounts evidenced by the Note shall automatically become due and payable, without any presentment, demand, protest or notice of any kind to Borrower.

ARTICLE 13.
 GENERAL PROVISIONS

13.1 Time is of the Essence.

Borrower agrees that time is of the essence under this Agreement; provided, however, that if any payment or performance is due on day that is not a Business Day, such payment or performance shall be due on the Business Day immediately following such date.

13.2 Captions.

The captions and headings of various Articles, Sections and subsections of this Agreement and Exhibits pertaining hereto are for convenience only and are not to be considered as defining or limiting in any way the scope or intent of the provisions hereof.

13.3 Modification; Waiver.

No modification, waiver, amendment or discharge of this Agreement or any other Loan Document shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment or discharge is sought.

13.4 Governing Law.

Borrower’s and Guarantor’s principal offices are located within the State of Washington, and Lender is making the Loan to Borrower within the State of Washington.  Accordingly, Borrower and Lender agree that this Agreement, the other Loan Documents and the Environmental Indemnity shall be construed, enforced and otherwise governed by the laws of the State of Washington without regard to its conflict of laws rules, except that the laws of the State of Kansas (the state in which the Property is located) shall govern the validity and enforcement of the lien of the Mortgage and the Assignment of Rents.  Borrower agrees that to the fullest extent permitted by law, the courts of the State of Washington, at Lender’s sole and exclusive election, shall have exclusive jurisdiction of all actions, proceedings, defenses or remedies arising out of the execution or enforcement of this Agreement.  Borrower consents to personal jurisdiction in the courts of Ohio and Washington as provided herein.  Venue in any action to enforce this Agreement may be either in King County, Washington, or Butler County, Kansas, at Lender’s sole and exclusive option.  Borrower waives any objection based upon forum non conveniens.

13.5 Acquiescence Not to Constitute Waiver of Lender’s Requirements.

Each and every covenant and condition for the benefit of Lender contained in this Agreement may be waived by Lender, provided, however, that to the extent that Lender may have acquiesced in any noncompliance with any conditions precedent to the Loan Closing or to any subsequent disbursement of Loan proceeds, such acquiescence shall not be deemed to constitute a waiver by Lender of such requirements with respect to any future disbursements of Loan proceeds.

13.6 Disclaimer.

This Agreement is made for the sole benefit of Borrower and Lender and no other person or persons shall have any benefits, rights or remedies under or by reason of this Agreement, or by reason of any actions taken by Lender pursuant to this Agreement.  Lender shall not be liable for any debts or claims accruing in favor of any such parties against Borrower or others or against the Property.  By making the Loan or taking any action pursuant to any of the Loan Documents, Lender shall not be deemed a partner or a joint venturer with Borrower or a fiduciary of Borrower.

13.7 Partial Invalidity; Severability.

If any of the provisions of this Agreement, or the application thereof to any person, party or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such provision or provisions to persons, parties or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and every provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13.8 Definitions Include Amendments.

Definitions contained in this Agreement which identify documents, including, but not limited to, the Loan Documents, shall be deemed to include all amendments and supplements to such documents from the date hereof, and all future amendments and supplements thereto entered into from time to time to satisfy the requirements of this Agreement or otherwise with the consent of Lender.  Reference to this Agreement contained in any of the foregoing documents shall be deemed to include all amendments and supplements to this Agreement.

13.9 Execution in Counterparts.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

13.10 Entire Agreement.

This Agreement, taken together with all of the other Loan Documents and all certificates and other documents delivered by Borrower to Lender, embody the entire agreement and supersede all prior agreements, written or oral, relating to the subject matter hereof.

13.11 Waiver of Damages.

In no event shall Lender be liable to Borrower for punitive, exemplary or consequential damages, including, without limitation, lost profits, whatever the nature of a breach by Lender of its obligations under this Agreement or any of the Loan Documents, and Borrower waives all claims for punitive, exemplary or consequential damages.

13.12 Claims Against Lender.

Lender shall not be in default under this Agreement, or under any other Loan Documents, unless a written notice specifically setting forth the claim of Borrower shall have been given to Lender within three (3) months after Borrower first had knowledge of the occurrence of the event which Borrower alleges gave rise to such claim and Lender does not remedy or cure the default, if any there be, promptly thereafter.  Borrower waives any claim, set-off or defense against Lender arising by reason of any alleged default by Lender as to which Borrower does not give such notice timely as aforesaid.  Borrower acknowledges that such waiver is or may be essential to Lender’s ability to enforce its remedies without delay and that such waiver therefore constitutes a substantial part of the bargain between Lender and Borrower with regard to the Loan.

13.13 Jurisdiction.

TO THE GREATEST EXTENT PERMITTED BY LAW, BORROWER HEREBY WAIVES ANY AND ALL RIGHTS TO REQUIRE MARSHALING OF ASSETS BY LENDER.  WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDINGS RELATING TO THIS AGREEMENT (EACH, A “PROCEEDING”), BORROWER IRREVOCABLY (A) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS HAVING JURISDICTION IN THE CITY OF SEATTLE, STATE OF WASHINGTON, AND (B) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDING BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT ANY PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDING, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY.  NOTHING IN THIS AGREEMENT SHALL PRECLUDE LENDER FROM BRINGING A PROCEEDING IN ANY OTHER JURISDICTION NOR WILL THE BRINGING OF A PROCEEDING IN ANY ONE OR MORE JURISDICTIONS PRECLUDE THE BRINGING OF A PROCEEDING IN ANY OTHER JURISDICTION.  BORROWER FURTHER AGREES AND CONSENTS THAT, IN ADDITION TO ANY METHODS OF SERVICE OF PROCESS PROVIDED FOR UNDER APPLICABLE LAW, ALL SERVICE OF PROCESS IN ANY PROCEEDING IN ANY WASHINGTON STATE OR UNITED STATES COURT SITTING IN THE STATE OF WASHINGTON MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO BORROWER AT THE ADDRESS INDICATED BELOW, AND SERVICE SO MADE SHALL BE COMPLETE UPON RECEIPT; EXCEPT THAT IF BORROWER SHALL REFUSE TO ACCEPT DELIVERY, SERVICE SHALL BE DEEMED COMPLETE FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO MAILED.

13.14 Set-Offs.

After the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably authorizes and directs Lender from time to time to charge Borrower’s accounts and deposits with Lender (or its Affiliates), and to pay over to Lender an amount equal to any amounts from time to time due and payable to Lender hereunder, under the Note or under any other Loan Document.  Borrower hereby grants to Lender a security interest in and to all such accounts and deposits maintained by Borrower with Lender (or its Affiliates).

13.15 Notices.

All notices required or permitted hereunder shall be in writing and shall be given to the parties as follows:

If to Lender:	KeyBank National Association

Healthcare Services

800 Superior Avenue, 6th Floor

Cleveland, OH 44114

Attn: CRE Client Services

Mail Code: OH-01-02-0628

Fax No.:	216-828-7521

If to Borrower:	Emerikeyt Fairways of Augusta LLC

c/o Emeritus Corporation

3131 Elliott Avenue #500

Seattle, WA 98121

Attn: Eric Mendelsohn

Fax No.:	206-204-1490

Any such notices shall be sent by (a) a nationally recognized overnight courier, in which case notice shall be deemed delivered one Business Day after deposit with such courier; or (b) served personally, in which case notice shall be deemed given on the date of such service, or (c) delivered by facsimile transmission followed by delivery by personal service or nationally recognized courier service on the next business day after facsimile transmission, in which case notice shall be deemed to have been given on the date of facsimile transmission.  The above addresses may be changed by written notice to the other party; provided that no notice of a change of address shall be effective until actual receipt of such notice.

13.16 Waiver of Jury Trial.

BORROWER AND LENDER EACH WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP WHICH IS THE SUBJECT OF THIS AGREEMENT AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

13.17 Statutory Notice.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LEND MONEY, EXTEND CREDIT, OR FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date written above.

“Borrower”

EMERIKEYT FAIRWAYS OF AUGUSTA LLC, aDelaware limited liability company

              By:  Emeritus Properties XVI, Inc., a Nevadacorporation, its Member/Manager

                 By: /s/ Eric Mendelsohn __________
           Name: Eric Mendelsohn
Title: Senior VP Corporate Development

 “Lender”

KEYBANK NATIONAL ASSOCIATION, a national banking association

By:           /s/ Bellini Lacey________
Name:                      __ Bellini Lacey _________________
Title:                      _AVP-Closing Officer______